Exhibit 99.1

Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS FIRST QUARTER 2010 EARNINGS
RECURRING SOFTWARE REVENUES GROW 17 PERCENT
Dallas, April 28, 2010 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended March 31, 2010:
•	Total revenues were $69.8 million compared to $69.6 million in the same period last year. Software-related revenues (software licenses, subscriptions, software services and maintenance) were $64.2 million versus $63.1 million for the quarter ending March 31, 2009.

•	Operating income was $8.1 million compared with operating income of $10.0 million in the same quarter of 2009.

•	Net income was $4.9 million, or $0.13 per diluted share. Net income for the three months ended March 31, 2009 amounted to $6.0 million, or $0.16 per diluted share.

•	Free cash flow was $4.7 million (cash provided by operating activities of $6.9 million minus capital expenditures of $2.2 million), versus free cash flow of $9.9 million (cash provided by operating activities of $12.2 million minus capital expenditures of $2.3 million) for the same period last year. Capital expenditures for the three-month periods ended March 31, 2010 and 2009 included $1.2 million and $1.5 million, respectively, related to construction expenditures for a new office building for one of Tyler’s business units.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, was $10.8 million compared to $12.3 million for the first quarter of 2009.

•	Gross margin was 43.0 percent versus 43.5 percent in the quarter ended March 31, 2009.

•	Selling, general and administrative expenses were $17.6 million (25.1 percent of revenues) compared to $17.4 million (25.0 percent of revenues) in the same quarter last year.

Tyler Technologies Reports Earnings for
First Quarter 2010
April 28, 2010

•	Share-based compensation expense for the first quarter totaled $1.5 million, of which $165,000 was included in cost of revenues and $1.3 million was included in selling, general and administrative expenses. For the first quarter of 2009, share-based compensation expense was $1.1 million, of which $120,000 was included in cost of revenues and $1.0 million was included in selling, general and administrative expenses.

•	Total backlog was $218.8 million at March 31, 2010, compared to $234.2 million at March 31, 2009. Software-related backlog (excluding appraisal services) was $195.9 million at March 31, 2010 versus $209.4 million at March 31, 2009.

•	Tyler ended the first quarter of 2010 with $11.2 million in cash and investments, no outstanding borrowings and $21.7 million of availability under its $25.0 million revolving line of credit. During the quarter, the Company repurchased 129,000 shares of its common stock at an aggregate purchase price of $2.4 million and used $9.6 million in cash for an acquisition during the quarter.
“We continue to experience extended sales cycles in our public sector markets as a result of the economic environment, resulting in weakness in our software license and software services revenues,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “However, our results for the quarter reflect the underlying strength of our business model, with a significant base of recurring revenues that enable us to perform reasonably well even in a difficult market for new business. Total software-related revenues increased approximately 2 percent from the same period last year, driven by strong growth in our recurring subscription and maintenance revenues.
“We are also pleased that Tyler posted improvement in gross profit margins across all of our revenue line items, although the revenue mix this quarter included less licenses resulting in a slight year-over-year decrease in our blended gross margin. Tyler’s operating profit and net income for the quarter reflect our commitment to continued robust investment in our current and future software products as evidenced by a 57 percent increase in research and development expenditures,” said Mr. Marr. “In an economic climate where many technology companies are cutting back on research and development, we believe our investments in current and future products are creating competitive strengths that will drive long-term revenue growth and increase shareholder value.
“While there continues to be a reasonable, although not robust, flow of new requests for proposals across all of our product groups, buying processes in many cases are slower and more complex than in a normal environment. Based on our backlog and our current view of the pipeline, we continue to expect significantly stronger results in the second half of the year, although the timing of new business remains difficult to predict in this market,” Mr. Marr said.
Annual Guidance for 2010
Total revenues for 2010 are currently expected to be in the range of $300.0 million to $307.0 million. Tyler expects to have diluted earnings per share of approximately $0.72 to $0.77. These estimates include assumed non-cash pretax expense for the year of approximately $5.6 million, or $0.12 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2010 will be approximately 39.8 percent.
Tyler expects that free cash flow for the year 2010 will be between $37.0 million and $42.5 million (cash provided by operations of $43.0 million to $48.0 million minus capital expenditures of between $5.5

-more-

Tyler Technologies Reports Earnings for
First Quarter 2010
April 28, 2010

million and $6.0 million). Excluding estimated real estate capital expenditures of approximately $2.0 million, free cash flow for 2010 is expected to be between $39.0 million and $44.5 million.
Tyler Technologies will hold a conference call on Thursday, April 29 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 946-0716 (U.S. dialers) and (719) 457-2655 (international dialers). Please refer to confirmation code 3261245. A replay of the call will be available two hours after the completion of the call through May 6, 2010. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 3261245. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector—cities, counties, schools and other government entities—to become more efficient, more accessible, and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” for three consecutive years by Forbes Magazine. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review

Tyler Technologies Reports Earnings for
First Quarter 2010
April 28, 2010

these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
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10-20
(Comparative results follow)

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Software licenses	$8,449	$10,756
Subscriptions	5,253	3,976
Software services	17,056	19,232
Maintenance	33,416	29,138
Appraisal services	4,275	4,892
Hardware and other	1,371	1,571

Total revenues	69,820	69,565

Cost of revenues:
Software licenses	707	1,276
Acquired software	398	315
Software services, maintenance and subscriptions	34,881	33,087
Appraisal services	2,877	3,363
Hardware and other	938	1,232

Total cost of revenues	39,801	39,273

Gross profit	30,019	30,292

Selling, general and administrative expenses	17,561	17,410
Research and development expense	3,516	2,235
Amortization of customer and trade name intangibles	806	672

Operating income	8,136	9,975
Other expense, net	(42)	(14)

Income before income taxes	8,094	9,961
Income tax provision	3,222	3,955

Net income	$4,872	$6,006

Earnings per common share:
Basic	$0.14	$0.17

Diluted	$0.13	$0.16

EBITDA(1)	$10,785	$12,307

Weighted average common shares outstanding:
Basic	35,101	35,497
Diluted	36,655	36,747

(1)	Reconciliation of EBITDA

	Three Months Ended March 31,
	2010	2009
Net income	$4,872	$6,006
Amortization of customer and trade name intangibles	806	672
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,843	1,660
Interest expense included in other expense, net	42	14
Income tax provision	3,222	3,955

EBITDA	$10,785	$12,307

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	March 31,
	2010	December 31,
	(Unaudited)	2009
ASSETS

Current assets:
Cash and cash equivalents	$4,051	$9,696
Restricted cash equivalents	5,000	6,000
Short-term investments available-for-sale	—	50
Accounts receivable, net	63,076	81,245
Other current assets	9,307	9,358
Deferred income taxes	3,279	3,338

Total current assets	84,713	109,687

Accounts receivable, long-term portion	1,109	1,018
Property and equipment, net	36,190	35,750
Non-current investments available-for-sale	2,145	1,976

Other assets:
Goodwill and other intangibles, net	129,263	122,029
Other	235	210

Total assets	$253,655	$270,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$21,820	$30,137
Deferred revenue	85,828	99,116

Total current liabilities	107,648	129,253

Deferred income taxes	7,059	7,059
Shareholders’ equity	138,948	134,358

Total liabilities and shareholders’ equity	$253,655	$270,670

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$4,872	$6,006
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	2,649	2,332
Share-based compensation expense	1,465	1,127
Excess tax benefit from exercise of share-based arrangements	(48)	(148)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	(2,004)	2,889

Net cash provided by operating activities	6,934	12,206

Cash flows from investing activities:
Proceeds from sales of investments	50	775
Cost of acquisitions, net of cash acquired	(9,623)	(525)
Additions to property and equipment	(2,238)	(2,333)
Increase in restricted investments	1,000	—
Decrease in other	(25)	(6)

Net cash used by investing activities	(10,836)	(2,089)

Cash flows from financing activities:
Purchase of treasury shares	(2,317)	(10,096)
Net payments on revolving line of credit	—	(500)
Contributions from employee stock purchase plan	447	322
Proceeds from exercise of stock options	79	558
Excess tax benefit from exercise of share-based arrangements	48	148

Net cash used by financing activities	(1,743)	(9,568)

Net (decrease) increase in cash and cash equivalents	(5,645)	549
Cash and cash equivalents at beginning of period	9,696	1,762

Cash and cash equivalents at end of period	$4,051	$2,311